SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statment
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                         THE FINOVA GROUP INC.
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) or Schedule 14A

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

- ----------------------------------------------------------------------------

(2)  Aggregate number of securities to which transactions applies:

- ----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

- ----------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

- ----------------------------------------------------------------------------

(5)  Total fee paid:

- ----------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

- ----------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

- ----------------------------------------------------------------------------

(3)  Filing party:

- ----------------------------------------------------------------------------

(4)  Date filed:

- ----------------------------------------------------------------------------

                             The FINOVA Group Inc.
                               formerly known as
                          GFC Financial Corporation
                          -------------------------


                                  NOTICE OF

                                ANNUAL MEETING

                                     AND

                               PROXY STATEMENT

                          -------------------------


                                ANNUAL MEETING

                               OF STOCKHOLDERS

                                 MAY 11, 1995

                             The FINOVA Group Inc.

                          1850 NORTH CENTRAL AVENUE
                                P.O. BOX 2209
                         PHOENIX, ARIZONA 85002-2209



SAMUEL L. EICHENFIELD
Chairman, President and
Chief Executive Officer




Dear Stockholder:

    As you can see, our  Corporation has a new name -- one of which we are proud
- -- for it stands for Financial Innovators, the people who make FINOVA such a success. The enclosed Annual Report explains our decision for creating this new identity for the Corporation and its subsidiaries in more detail. We sincerely hope that the name FINOVA will continue to stand for innovation, quality and success.

    You are cordially invited to attend the 1995 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 11, 1995, in the Gold Room of The Arizona Biltmore, 24th Street and Missouri Avenue, Phoenix, Arizona. As the meeting will begin promptly at 9:00 a.m., please plan to arrive earlier. The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel's free parking.

    Directors and officers are expected to be present before and after the meeting to speak with stockholders. During the meeting, there will be an opportunity for stockholder questions regarding the affairs of the Corporation and for discussion of the business to be considered at the meeting, as explained in the notice and Proxy Statement which follow.

    IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                                  Sincerely,


                                                  /S/ S.L. EICHENFIELD
                                                  ------------------------

                             The FINOVA Group Inc.
                               formerly known as
                          GFC Financial Corporation

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                March 23, 1995
To the Holders of Common Stock of
The FINOVA Group Inc:


    The Annual Meeting of Stockholders of The FINOVA Group Inc., a Delaware corporation formerly known as GFC Financial Corporation (the "Corporation"), will be held in the Gold Room of The Arizona Biltmore, 24th Street and Missouri Avenue, Phoenix, Arizona, on Thursday, May 11, 1995, at 9:00 a.m., Mountain Standard Time, for the purpose of considering and voting upon:

    1. Election of directors of the Corporation;

    2. Ratification of an amendment to the Corporation's 1992 Stock Incentive Plan to increase the annual grant of stock options to non-employee directors;

    3. Ratification of the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation for the year 1995; and

    4. Any other matters which may properly come before the meeting and any adjournment or adjournments thereof.

    Only stockholders of record of Common Stock at the close of business on March 13, 1995, are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available on the same basis for ten days prior to the meeting at the principal executive offices of the Corporation, 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209.

    The Annual Report for the year 1994, including financial statements, is enclosed with this Notice and Proxy Statement.

    To assure your representation at the meeting, please vote, sign and mail the enclosed proxy as soon as possible. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose. Your proxy is being solicited on behalf of the Board of Directors.

                                W. J. HALLINAN
                                Senior Vice President --
                                General Counsel and Secretary

               ---------------------------------------
                PLEASE VOTE -- YOUR VOTE IS IMPORTANT
               ------------------------------------------------

                               PROXY STATEMENT
                                      OF
                             The FINOVA Group Inc.

                          1850 NORTH CENTRAL AVENUE
                                P.O. BOX 2209
                         PHOENIX, ARIZONA 85002-2209

                             GENERAL INFORMATION

    The enclosed proxy is solicited on behalf of the Board of Directors of The FINOVA Group Inc, a Delaware corporation, formerly known as GFC Financial Corporation (the "Corporation"), for use at the 1995 Annual Meeting of Stockholders of the Corporation. The proxy, if properly executed and returned, will be voted according to its specifications, but may be revoked at any time before it is voted by: (a) executing and delivering to the Secretary of the Corporation a written instrument of revocation bearing a date later than the date of the proxy, (b) executing and delivering to the Secretary a subsequent proxy relating to the same shares or (c) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy).

    Only stockholders of record of Common Stock (the "Shares") as of the close of business on the record date, March 13, 1995, (the "Record Date"), will be eligible to vote at the meeting. The number of Shares then outstanding was 27,618,695. Each outstanding Share on the Record Date will be entitled to one vote. Fractional Shares will not be voted. Cumulative voting is not permitted. For those proposals for which no directions are given in the proxy, the proxy will be voted (a) "for" the election of the director nominees set forth herein,
(b) "for" the proposal to amend the Corporation's  1992 Stock Incentive Plan and
(c) in accordance with the recommendations of the Board of Directors or, if none, in the best judgment of the proxy holders, on other proposals. In the event of disqualification, refusal or inability of any director or director nominee to serve, the proxies will be voted for the election of such other person or persons as the proxy holders believe will carry on the present policies of the Corporation. The approximate date on which this Proxy Statement and accompanying materials are first sent to stockholders is March 23, 1995.

    If a stockholder is a participant in the Corporation's Savings Plan (formerly known as the Capital Accumulation Plan), Employee Stock Ownership Plan (formerly known as the Employees' Stock Ownership Plan) or The Dial Corp 401(k) plans, the proxy will represent the number of Shares in the stockholder's plan account(s) as well as Shares registered in the stockholder's name. The proxy will serve as a voting instruction to the respective trustees of the above referenced plans. For the Corporation's plans, if any such shares are not voted, the respective trustees of those plans will not vote those shares on behalf of the participant.

    The cost of soliciting proxies will be borne by the Corporation. Solicitation will be made primarily through the use of the mails, but employees of the Corporation may solicit proxies personally, by telephone, telegram or similar means, for no additional compensation. In addition, the Corporation has retained Morrow & Co., Inc. to assist it in connection with the solicitation at an estimated fee of $7,500 plus out-of-pocket expenses. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of Shares.

                    BOARD OF DIRECTORS AND ITS COMMITTEES

BOARD AND COMMITTEE MEETINGS

    The Corporation's Board of Directors held a total of eight regular quarterly and special meetings during 1994. The Board has established the following committees of certain of its members to deal with particular areas of responsibility.

    1. The Executive Committee held no meetings but reviewed and approved a number of transactions by unanimous written consent during 1994. That committee exercises all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, to the extent permitted by Delaware law.

    2. The Audit Committee, which met four times in 1994, recommends appointment of the Corporation's independent auditors and reviews and approves audit reports and plans, accounting policies, financial statements, internal auditing reports, internal controls, audit fees and certain officer expenses. All members of this committee are nonemployee directors, except that Mr. Eichenfield is an ex-officio member who does not vote on matters considered by the committee.

    3. The Executive Compensation Committee, which met six times in 1994, exercises all the powers of the Board in the authorization and approval of the compensation of and agreements with executive officers and employees of the Corporation and its subsidiaries, including compensation and incentive plans. The committee has delegated authority to the Chairman of the Board to set compensation for non-executive officers, subject to the committee's supervision. In addition, the committee reviews an independent analysis, prepared by a leading firm of compensation consultants, of the competitiveness of the Corporation's executive officer compensation as well as competitive data developed by the Corporation's compensation staff and consultants. The committee also determines awards under various incentive plans, including the
Corporation's 1992 Stock Incentive Plan. All members of this committee are nonemployee directors.

    The Board does not have a nominating committee. The entire Board is responsible for the selection of director nominees.

COMPENSATION

    Directors who are not employees received an annual retainer of $25,000, plus $1,000 for each Board, committee, or other meeting attended. Commencing January 1, 1995, the meeting fee was increased to $1,500 per Board or committee meeting attended. Directors are reimbursed for any expenses attendant to Board membership.

    Nonemployee directors may elect to participate in the Corporation's Directors' Deferred Compensation Plan, pursuant to which payment of part or all of their directors' fees and retainers is deferred. The plan permits participants to defer their compensation in the form of cash. Mr. Smith currently participates in this Plan. Such accumulated compensation, plus interest thereon at the Merrill Lynch Taxable Bond Index long-term medium quality industrial bond rate of interest in effect each quarter, is payable upon termination as a director to the director or to the director's estate or beneficiary over such period as may be designated by the director.

    The Corporation's 1992 Stock Incentive Plan provides for an initial grant to new nonemployee directors of options to purchase 2,000 Shares and an annual grant to nonemployee directors of options to purchase 1,000 Shares. The Board approved an amendment to increase the annual grant of options to 1,500 Shares, upon approval of the Stockholders. The amendment is Proposition 2, discussed more fully below. The exercise price of such options is the fair market value of the Shares on the date of grant.

    In February 1993, the Board adopted a Directors' Retirement Benefit Plan for nonemployee directors. That plan provides for the payment of benefits equal to the annual retainer in effect at the retirement date. Vesting occurs upon completion of five years of service as a director, and the director must be at least 62 on the retirement date. Benefits are paid for the lesser of life or years of service measured from the date of election to the Board.

    In November 1994, the Board adopted a Director's Charitable Award Program which enables the director to contribute $100,000 per year to a charity or foundation selected by the director over a period of ten years upon the director's death. The program is funded through the purchase of life insurance on the life of the director, with the Corporation as beneficiary. At that meeting, the Corporation's Employee Stock Purchase Program was also amended to permit directors to participate in that program. Through that program, employees and now directors may purchase Shares at the then-current market price without payment of brokerage commissions, which are paid by the Corporation. Permitting directors to purchase Shares without paying commissions, and granting directors additional stock options at fair market value, are consistent with the Corporation's goals of increasing directors' Share ownership to further align the Board's interests with that of the Stockholders.

                            ELECTION OF DIRECTORS

    The Board of Directors of the Corporation consists of eight persons and is divided into three classes. At each annual meeting, the term of one class of directors expires, and persons are elected to that class for three-year terms. The Board of Directors has nominated Mr. Samuel L. Eichenfield, Mr. James L. Johnson and Mr. John W. Teets for election to the Board for terms expiring at the 1998 annual meeting or until their respective successors have been elected and have qualified. Each currently serves as a director of the Corporation.

    All directors have served in that capacity since February 1992, except Mr. Straetz, whose election became effective in May 1992, and Ms. Tancer, who was appointed in February 1994 to fill a vacancy. All Board members other than Ms. Tancer were initially appointed in connection with the spin-off ("Spin-Off") of the Corporation from The Dial Corp ("Dial") on March 18, 1992.



                              DIRECTOR NOMINEES

    The following information regarding the director nominees has been furnished by such nominees:

    FOR TERMS EXPIRING AT THE 1998 ANNUAL MEETING:(1)

                                        PRINCIPAL OCCUPATION,
           NAME                     OTHER DIRECTORSHIPS AND AGE
           ----                     ---------------------------
Samuel L.  Eichenfield  *x   Chairman,  President  and Chief Execu- tive Officer
                             of  the  Corporation  since  1992;  also  Chairman,
                             President,   and  Chief  Executive  Officer  and  a
                             director of FINOVA  Capital  Corporation,  formerly
                             Greyhound  Financial  Corporation,   the  principal
                             operating  subsidiary of the  Corporation  ("FINOVA
                             Capital"), for more than five years. Age 58.

James L. Johnson *+          Chairman  Emeritus and director of GTE  Corporation
                             (a  diversified  telecommunications  company) since
                             1993,  and prior thereto was its Chairman and Chief
                             Executive  Officer  since 1988,  its  President and
                             Chief Executive  Officer-elect  since 1987, and its
                             President and Chief  Operating  Officer since 1986;
                             also a trustee of Mutual Life Insurance Company of New York, and a director of Contel Cellular Inc.,
                             British  Columbia  Telephone  Company,  Harte/Hanks
                             Communications  Co., Inc.,  Cell Star  Corporation,
                             Valero Energy  Corporation  and Walter  Industries,
                             Inc. Age 67.




John W. Teets *+             Chairman, President and Chief Executive Officer and
                             a director  of Dial for more than five  years.  Age
                             61.

- ----------
*   Member of Executive Committee (Mr. Eichenfield, Chairman)

+   Member of Executive Compensation Committee (Mr. Johnson, Chairman)

x   Member of Audit Committee (Mr. Lemon, Chairman; Mr. Eichenfield, Ex
    Officio)

(1) or until their respective successors have been elected and have qualified.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE, TO SERVE FOR THE TERM INDICATED.



                        DIRECTORS CONTINUING IN OFFICE

    The following information regarding the directors continuing in office has been furnished by such directors:

FOR TERMS EXPIRING AT THE 1996 ANNUAL MEETING:(1)

                                             PRINCIPAL OCCUPATION,
        NAME                             OTHER DIRECTORSHIPS AND AGE
        ----                             ---------------------------

G. Robert Durham *+          President  and  Chief   Executive   Officer  and  a
                             director of Walter Industries, Inc. (a homebuilding
                             and   financing,    building   materials,   natural
                             resources and industrial manufacturing company) since 1991. Prior thereto, for more than five years, Mr. Durham was Chairman, President and Chief
                             Executive  Officer and a director  of Phelps  Dodge
                             Corporation (a mining company); also a director of Homestake Mining Company, Atlantic Gulf Communities
                             Corporation, MinCorp Holdings Inc., and a trustee of Mutual Life Insurance Company of New York. Age
                             66.

Kenneth R. Smith x           Dean  of  the  Karl   Eller   Graduate   School  of
                             Management  and the College of Business  and Public
                             Administration  for more than  five  years and Vice
                             Provost  since 1992 of the  University  of Arizona;
                             also a former director of Southwest Gas Corporation and its subsidiary PriMerit Bank. Age 53.


FOR TERMS EXPIRING AT THE 1997 ANNUAL MEETING:(1)

                                         PRINCIPAL OCCUPATION,
        NAME                           OTHER DIRECTORSHIPS AND AGE
        ----                           ---------------------------

L. Gene Lemon x              Vice President and General Counsel of Dial for more
                             than five years. Age 54.



Robert P. Straetz *+x        Retired  Chairman  and Chief  Executive  Officer of
                             Textron  Inc.  (a   diversified   manufacturer   of
                             aerospace   products   and  provider  of  financial
                             services) for more than five years; also a director of AFC, Inc. and a former director of Dial, Textron, Inc., Fleet/Norstar Financial Group and its subsidiary, Fleet Mortgage Corporation. Age 73.



Shoshana B. Tancer x         Professor  of  International  Studies for more than
                             five years and Director of the North  American Free
                             Trade Agreement  Center since 1993 for the American
                             Graduate School of International Management. Also, of-counsel to the law firm of O'Connor, Cavanagh, Anderson, Westover, Killingsworth & Beshears since
                             1992, and prior thereto, was the principal of Tancer Law Offices, Ltd. for more than five years.
                             Former director of Mountain Bell (the predecessor of U.S. West, Inc.) and three subsidiaries of Merabank, a Federal Savings Bank. Age 59.

- ----------
*   Member of Executive Committee

+   Member of Executive Compensation Committee

x   Member of Audit Committee

(1) or until their respective successors have been elected and have qualified.

                    OWNERSHIP OF THE CORPORATION'S SHARES

    The following tables set forth certain information as of the Record Date regarding the beneficial ownership (as that term is interpreted by the Securities and Exchange Commission ("SEC")) of the Corporation's outstanding Shares by (a) present directors and executive officers, individually and as a group and (b) the holders of more than five percent of the Corporation's Shares. Each person, along with his or her spouse, has sole voting and investment power of such Shares, unless otherwise noted.

DIRECTORS AND EXECUTIVE OFFICERS



                                                                      AMOUNT AND
                                                                       NATURE OF
                                                                      BENEFICIAL          PERCENTAGE
NAME                             POSITION(S)                           OWNERSHIP          OF SHARES
- ----                             -----------                     ---------------------  --------------
G. Robert Durham                 Director                              7,000 (1)              *

Samuel L. Eichenfield            Chairman, President,                291,507 (2)(3)         1.03%
                                 Chief Executive Officer
                                 and Director

James L. Johnson                 Director                              5,000 (1)              *

L. Gene Lemon                    Director                             16,986 (1)              *

Kenneth R. Smith                 Director                              7,500 (1)              *

Robert P. Straetz                Director                              6,500 (1)              *

Shoshana B. Tancer               Director                              3,300 (1)              *

John W. Teets                    Director                             57,053 (1)              *

William J. Hallinan              Senior Vice President --             55,908 (2)(3)           *
                                 General Counsel and
                                 Secretary

Martin G. Roth                   Group Vice President --              22,504 (2)(3)           *
                                 Transportation Finance/
                                 Capital Services
                                 FINOVA Capital Corporation

Thomas C. Parrinello             Group Vice President --               1,670 (2)(3)           *
                                 Factoring Services
                                 FINOVA Capital Corporation

Gregory C. Smalis                Group Vice President --              17,740 (2)(3)           *
                                 Portfolio Management
                                 FINOVA Capital Corporation

Directors and Executive                                              658,980 (2)(3)(4)      2.32%
  Officers, as a Group

- ----------

(1) Includes Shares with respect to which such director has a right to acquire ownership within 60 days through the exercise of stock options granted pursuant to the Corporation's 1992 Stock Incentive Plan in the amount of 5,000 shares per nonemployee director, except Mr. Durham (2,000 Shares) and Ms. Tancer (3,000 Shares).

(2) Includes options to purchase Shares which can be exercised within 60 days pursuant to grants of stock options by the Corporation. All Shares are held directly by such executive officers and their spouses except for Shares held in their accounts, if any, in the Corporation's Savings Plan and Employee
    Stock Ownership Plan or in Dial's dividend reinvestment plan, which are held indirectly on their behalf.

(3) Includes Shares of restricted stock granted in connection with the Spin- off and performance-based restricted stock granted after the Spin-off to such persons, for which the persons have voting power but do not yet have dispositive power, in the amounts of 42,314 Shares for Mr. Eichenfield, 7,802 Shares for Mr. Hallinan, 3,800 Shares for Mr. Roth, 1,500 Shares for
    Mr. Parrinello and 5,110 Shares for Mr. Smalis. The number of Shares to be awarded under the performance-based restricted stock program may vary based on the performance of the Company and the stock. The reported amounts include all vested awards and target awards for future vestings. Also includes holdings in the Corporation's Savings (401(k)) and Employee Stock
    Ownership Plans as of February 28, 1995, according to reports of the plan administrators.

(4) Includes 375,114 Shares with respect to which all present directors and executive officers have the right to acquire ownership within 60 calendar days through the exercise of stock options granted pursuant to the Corporation's stock option plans.

*The amount of Common Stock beneficially owned by such individual does not exceed one percent.



CERTAIN BENEFICIAL OWNERS




                                                  AMOUNT AND
                                             NATURE OF BENEFICIAL   PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNERSHIP (1)      OF SHARES
- ------------------------------------         ---------------------  ----------

Heine Securities Corporation                       2,816,150          10.20%
51 John F. Kennedy Parkway
Short Hills, NJ 07078-2708

Loomis, Sayles & Co., Inc. and Affiliates          1,929,900           6.99%
1 Financial Center
Boston, MA 02111-2660

Provident Investment Council                       1,623,900           5.88%
300 North Lake Avenue
Pasadena, CA 91106

Arnhold & S. Bleichroeder, Inc.                    1,542,000           5.58%
45 Broadway
New York, NY 10006
- ----------

(1) Pursuant to filings with the SEC, such Shares are held by the entity or its affiliates on behalf of themselves and their respective advisory clients and investors. The entities may disclaim that they constitute a "group" for purposes of owning these Shares.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries during the last three fiscal years to or on behalf of the Corporation's Chairman, President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (based on salary and bonus) as of the end of 1994 (for those periods during which such persons were executive officers) (the "Named Officers")

                          SUMMARY COMPENSATION TABLE




                                                                                   Long-Term Compensation
                                                                         ------------------------------------------
                          Annual Compensation                                       Awards               Payouts
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                Other     Performance-    Securities
                                                               Annual        Based        Underlying                   All Other
                                                               Compen-     Restricted      Options/                     Compen-
         Name and                       Salary      Bonus      sation        Stock           SARs          LTIP          sation
    Principal Position        Year       (1)        (1)(2)       (3)      Awards(4)(5)     (#) (5)       Payouts          (6)
- ---------------------------  -------  ----------  ----------  ---------  --------------  ------------  ------------  --------------
Samuel L. Eichenfield         1994     $460,790    $496,705   $245,931      $553,715                     $701,440        $9,240
Chairman, President and       1993      417,602     420,252    177,010       369,838       175,000        657,738         8,994
Chief Executive Officer       1992*     312,678     378,586     89,729       318,375        25,000         (7)            6,853

William J. Hallinan           1994      238,850     174,513    114,347        59,278                      258,560         5,544
Senior Vice President --      1993      223,380     163,013     57,798        77,118        22,500                        5,448
General Counsel &             1992*     168,109     151,348                   81,375         6,000                        5,105
Secretary

Martin G. Roth                1994      186,787     145,328                   59,278        12,000                        5,450
Group Vice President --        (8)
Transportation Finance/
Capital Services
FINOVA Capital Corp.

Thomas C. Parrinello          1994*     172,519     120,189                   59,278        12,500
Group Vice President --        (8)
Factoring Services
FINOVA Capital Corp.

Gregory C. Smalis             1994      168,705     123,229                   59,278        12,000                        3,960
Group Vice President --       1993      142,247     100,856     40,952        74,479         4,200                        3,664
Portfolio Management           (8)
FINOVA Capital Corp.
- ----------

*   Except as otherwise  noted,  1992  compensation  is reported  from March 18,
    1992,  the date of the  Spin-Off,  at which  time the  Corporation  became a publicly-held  company.  Mr. Hallinan's salary and other annual compensation is reported from March 1, 1992.  For all Named Officers whose 1992 income is reported,  bonuses  awarded  were  based  on  performance  for  all of  1992 including  portions  thereof  preceding  the Spin-Off.  Other  reported 1992 compensation has not been annualized. 1993 and 1994 reported compensation is for the full  fiscal  year,  except  for Mr.  Parrinello,  whose  income  is reported from the date of his engagement on February 14, 1994.

(1) Amounts shown include cash and non-cash compensation earned and received by the Named Officers as well as amounts earned but deferred at the election of those officers, if any.

(2) The amount of the bonuses is dependent each year on the Corporation's and Named Officers' respective performance. No bonuses are awarded unless the Corporation achieves specified levels of performance. The above amounts include a bonus paid to Mr. Parrinello of $15,000 which was paid in connection with his commencement of employment with the Corporation and was not dependent on his performance.

(3) Amounts listed in this column are for personal benefits paid by the Corporation, including among other items tax gross up payments in 1994 of $245,931 to Mr. Eichenfield and $105,215 to Mr. Hallinan.

(4) The number of Shares to be awarded and their  vesting are  dependent  on the
    Corporation's  stock price and dividend  performance during each of the five years  following  the grant date compared to the  performance  of either the
    Standard  & Poor's  500  Index  (the  "S&P  500") or the  Standard  & Poor's
    Financial  Index  (the  "S&P  FI").  The  value  of  the   performance-based
    restricted  stock is based on the fair  market  value of Shares at the grant date (or vesting date for additional shares awarded, as discussed more fully below)  and  does  not  account  for  any  diminution  in  value  due to the performance requirements or any other restrictions on transfer.

    On April 1, 1992,  each Named Officer other than Mr.  Parrinello was granted
    1000  target  Shares  of  performance-based   restricted  stock  subject  to
    adjustment  of the  target  number of  Shares.  Between  100 and 340 of such
    Shares will vest and be awarded to those Named Officers each year during the five  years  following  the  grant  date,  depending  on  the  Corporation's performance  compared to the S&P 500. Thus, those Named Officers can receive a minimum of 500 Shares and a maximum of 1,700 Shares  pursuant to the April
    1, 1992 grant.  In 1993 and 1994, the maximum  awards were  achieved.  Those additional  vestings,  as well as others discussed below, have been added to the above tables at the fair market value on the vesting dates.

    The remaining Shares of performance-based restricted stock underlying the 1992 values noted were granted on August 25, 1992. These consist of 15,000 target Shares to Mr. Eichenfield and 3,000 target Shares to Mr. Hallinan, subject to adjustment. Between 0 and 34% of such Shares will vest and be awarded each year during the five years following the grant date based on the Corporation's stock price and dividend performance compared to the lesser of the S&P 500 or the S&P FI. Thus, the Named Officers can receive between 0 Shares and a maximum of 25,500 Shares for Mr. Eichenfield or 5,100
    Shares for Mr. Hallinan. Failure to achieve the required stock performance level results in permanent loss of that year's respective grant. In 1993 and 1994, the maximum additional vestings were achieved.

    The 1993 performance-based restricted stock was granted in August of that year under the same terms as the August 1992 grant noted above. Mr.
    Eichenfield received 10,000 target Shares and Messrs. Hallinan and Smalis each received 2,000 target Shares. The Named Officers can receive between 0
    Shares and 17,000  Shares for Mr.  Eichenfield  and 3,400  Shares for Messrs
    Hallinan and Smalis.

    The 1994 performance-based restricted stock was granted in August of that year. All such grants were made on the same terms as outlined above for the August 1992 and 1993 grants. Accordingly, the Named Officers can receive between 0 Shares and 25,500 Shares for Mr.. Eichenfield, and 2,250 Shares each for Messrs. Hallinan, Roth, Parrinello and Smalis.

    The Executive Compensation Committee has retained discretion to amend the terms of the performance-based restricted stock grants to conform to changes in the tax laws or otherwise. The Named Officers may vote such Shares and dividends are paid thereon to the holder prior to the satisfaction of the vesting contingency.

(5) In 1992, the Named Officers were awarded substitute grants of restricted stock and stock options from the Corporation in conjunction with the Spin-
    Off. Such grants were equivalent to restricted stock or options granted by Dial to the respective Named Officer prior to the Spin-Off. Those grants are not included in the table as they related to compensation paid prior to the Spin-Off. Those restricted stock awards aggregated 32,858 Shares for Mr.
    Eichenfield and 7,675 Shares for Mr. Hallinan. The aggregate number of restricted Shares held by each Named Officer, and their value based on the Share price at the 1994 year end, were 42,314 Shares for Mr. Eichenfield
    ($1,343,470); 7,802 Shares for Mr. Hallinan ($247,714); 3,800 Shares for Mr.
    Roth ($120,650); 1,500 Shares for Mr.Parrinello ($47,625); and 5,110 Shares for Mr. Smalis ($162,243).

(6) Amounts listed in this column are for payments made by the Corporation on behalf of the Named Officers to the Employee Stock Ownership Plan.

(7) In 1992, Mr. Eichenfield received a pro rata payout of certain incentive compensation arrangements in effect prior to the Spin-Off, after which the plan was amended and the Named Officer became entitled to participate in the Corporation's special performance share incentive plan for 1992-93. The pre-Spin-Off related payments of $436,300 are not included in the table as they related to pre-Spin-Off compensation.

(8) Messrs. Roth and Parrinello were not executive officers prior to 1994. Mr.
    Smalis was not an executive officer prior to 1993.



STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grant of stock options and tandem stock appreciation rights ("SARs") to the Named Officers pursuant to the Corporation's 1992 Stock Incentive Plan. Those grants were intended to serve as multi-year grants in lieu of future grants to such officers through 1997 for such Named Officers. Because Messrs. Eichenfield and Hallinan received multi-year grants in 1993, they received no option grants in 1994. The amounts shown for each of the Named Officers as potential realizable values are based on arbitrarily assumed annualized rates of Share price appreciation since the option grant dates of five and ten percent over the full ten year term of the options, without regard to dividends paid on the Shares. The options were granted in August 1994, other than the initial grant to Mr. Parrinello in February 1994, following the acquisition of Ambassador Factors.

    The amounts shown as potential realizable value for all stockholders represents the corresponding increases in the market value of the 27,618,695 outstanding Shares held by all stockholders (other than the Corporation) as of the Record Date. Appreciation at five and ten percent per year would increase the market value of all outstanding Shares by approximately $640 million and $1.62 billion, respectively, for the August 1994 grant.

    These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. In assessing these values, please note that the ultimate value will depend on actual future Share values, and those values will depend on market conditions and the efforts of the Named Officers and others to foster the future success of the Corporation to the benefit of all stockholders. There can be no assurance that potential realizable values reflected in this table will be achieved.





                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED ANNUAL
                                                                                                        RATES OF SHARE PRICE
                                                                                                          APPRECIATION FOR
                                NUMBER OF        PERCENT OF                                                 OPTION TERM
                                SECURITIES          TOTAL                                        ----------------------------------
                                UNDERLYING       OPTION/SARS                                       IF STOCK AT       IF STOCK AT
                               OPTIONS/SARS      GRANTED TO       EXERCISE OR                        $60.07            $95.64
                                 GRANTED        EMPLOYEES IN       BASE PRICE      EXPIRATION    ---------------  -----------------
           NAME                 (#) (1)(2)       FISCAL YEAR     ($/SHARE) (2)        DATE             5%                10%
- ---------------------------  ----------------  ---------------  ----------------  -------------  ---------------  -----------------
AUGUST 1994 GRANT
- -----------------

ALL STOCKHOLDERS'
SHARE APPRECIATION                  --               --                --              --         $640,491,053     $1,623,130,080

Messrs. Roth, Parrinello          4,000            0.006 %           36.88           8/10/04         92,780            235,060
and Smalis                        4,000            0.006 %           41.48           8/10/04         74,360            216,640
                                  4,000            0.006 %           46.65           8/10/04         53,680            195,960

                                                                                                   IF STOCK AT       IF STOCK AT
                                                                                                     $50.19            $79.92
                                                                                                 ---------------  -----------------
                                                                                                       5%                10%
                                                                                                 ---------------  -----------------

FEBRUARY 1994 GRANT
- -------------------

ALL STOCKHOLDERS'
SHARE APPRECIATION                  --               --                --              --         $535,189,981     $1,356,276,491

Mr. Parrinello                      500            0.0008%           30.81           2/13/04          9,698             24,554
- ----------

(1) The options granted in August 1994 are exercisable starting 12 months from the grant date, with 20% of the options covered thereby becoming exercisable on each successive anniversary date. Mr. Parrinello's February 1994 grant of 500 options will vest 34% after 1 year and 33% each year thereafter with full vesting on the third anniversary date. All options were granted for a period of ten years subject to earlier termination upon events related to termination of employment, a change in control, death or disability. No SARs were granted in connection with these options except all options have limited SARs that are exercisable within 60 days following a change in control, as defined in the 1992 Stock Incentive Plan, subject to earlier expiration upon certain events related to termination, death or disability.
    The limited SARs entitle the Named Officer to elect whether to purchase the Shares or to instead receive the difference between the market value on the date of exercise and the exercise price. In the aggregate, the Named Officer can exercise options or the SARs equal to the number of options granted.

(2) The listed options are all non-qualified options. The exercise price and tax withholding obligations, if any, related to exercise may be paid by delivery of already owned Shares or by offset of the underlying Shares.






1994 OPTION AND SAR EXERCISES AND HOLDINGS

    The following table shows stock option exercises, if any, by Named Officers during 1994 including the aggregate value of gains realized on the date of exercise. Value realized upon exercise is the difference between the market value on the exercise date and the exercise price of the option or SAR. The table also lists the number of Shares covered by both exercisable and non-exercisable stock options and SARs as of December 31, 1994. The table includes the values for "in-the-money" options, which represents the positive spread between the exercise price of such options and the year-end price of the Shares. These values, unlike those set forth under the "value realized upon exercise" column, have not been, and may never be, realized. Those options might never be exercised, and the value, if any, will depend on the market value of Shares on the exercise date.




           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES

                                                            Number of Securities                     Value of
                                                           Underlying Unexercised                   Unexercised
                                                              Options/SARs at                      In-the-Money
                          Shares          Value               Fiscal Year-End                     Options/SARs at
                        Acquired on      Realized                   (#)                           Fiscal Year-End
                         Exercise          Upon      ----------------------------------  ---------------------------------
Name                        (#)          Exercise      Exercisable      Unexercisable     Exercisable      Unexercisable
- ----                  ---------------  ------------  ---------------  -----------------  --------------  -----------------
Mr. Eichenfield                                         152,287            148,250        $2,150,510         $188,562
Mr. Hallinan                                             34,834             16,830           460,623           42,818
Mr. Roth                                                 15,405             14,772           240,907           14,355
Mr. Parrinello                                                0             12,500                 0                0
Mr. Smalis                                                8,738             16,752           107,905           27,720





LONG TERM INCENTIVE COMPENSATION

    The Corporation adopted a performance share incentive plan ("PSIP") that is designed to compensate participants if the Corporation achieves designated performance goals over a sustained period and to encourage the participants' continued efforts on the Corporation's behalf. The PSIP evaluates achievement by measurements determined by the Board, currently consisting of increases in net income and improvement in earnings per share, both from continuing operations, and FINOVA Capital's net income and return on average common equity, as defined in the PSIP. Achievement is measured based on three year averages of the performance targets. Because payouts are tied, in part, to Share price, the PSIP motivates executives to help achieve Share price increases.

                     LONG-TERM INCENTIVE PLANS -- AWARDS
                             IN LAST FISCAL YEAR





                            ESTIMATED PAYOUTS UNDER
                                  PERFORMANCE     NON STOCK PRICE-BASED PLANS
                     NUMBER OF    PERIOD UNTIL   -----------------------------
                       UNITS     MATURATION OR   THRESHOLD   TARGET   MAXIMUM
       NAME            (1)(2)        PAYOUT         (#)        (#)      (#)
- -------------------  ----------  --------------  ----------  -------  --------

Mr. Eichenfield        8,838          1996           0        8,838    17,676

Mr. Hallinan           3,142          1996           0        3,142     6,284

Mr. Parrinello         2,088          1996           0        2,088     4,176

Mr. Smalis             1,601          1996           0        1,601     3,202
- ----------

(1) Recipients may receive between 0 and 200% of the target awards if performance is equal to or above a minimum or equal to or below a maximum of the targets (generally, 95% and 110%, respectively). Intermediate performance will be interpolated. The target number of Shares awarded is based on the average Share price for December 1993 ($28.74). The award, if any, will be paid as the cash equivalent of the average of the high and low Share prices for each day during the last month of the performance period multiplied by the number of share units awarded.

(2) The Board, or its committee administering the PSIPs, has discretion to adjust the target and maximum awards based on performance factors and circumstances selected by the Board or committee from time to time. The adjusted targets can be made higher or lower by between 8% and 17% for each of the participants, depending on the participant's grant. Because such adjustments are within the Board's or committee's discretion, the figures in the table do not include any such adjustment.

RETIREMENT PLANS

    The following table shows the estimated annual retirement benefit payable to participating employees, including the Named Officers, assuming retirement at age 65, for the average annual earnings and years of service classifications indicated, pursuant to the Corporation's retirement plans which cover officers and other salaried employees on a non-contributory basis. The retirement plans include both the Corporation's Pension Plan (formerly the Retirement Income
Plan) and Supplemental Pension Plan ("SERP") (in which only certain employees participate).



                              PENSION PLAN TABLE

                          Estimated Annual Retirement Benefits for Years of
                                       Service (2)(3)(4)(5)(6)
   Average Annual      -------------------------------------------------------
   Compensation(1)         15          20         25         30        35(7)
- ---------------------  ----------  ----------  ---------  ---------  ---------
        125,000          32,810      43,750      54,690     65,630     76,560
        150,000          39,380      52,500      65,630     78,750     91,880
        175,000          45,940      61,250      76,560     91,880    107,190
        200,000          52,500      70,000      87,500    105,000    122,500
        225,000          59,060      78,750      98,440    118,130    137,810
        250,000          65,630      87,500     109,380    131,250    153,130
        300,000          78,750     105,000     131,250    157,500    183,750
        400,000         105,000     140,000     175,000    210,000    245,000
        450,000         118,130     157,500     196,880    236,250    275,630
        500,000         131,250     175,000     218,750    262,500    306,250
        600,000         157,500     210,000     262,500    315,000    367,500
        700,000         183,750     245,000     306,250    367,500    428,750
        800,000         210,000     280,000     350,000    420,000    490,000
        900,000         236,250     315,000     393,750    472,500    551,250
      1,000,000         262,500     350,000     437,500    525,000    612,500
- ----------

(1) Average annual compensation is the annual average of the employee's salary and bonus during the 60 months preceding retirement (salary only before 1989). Salary and bonus in 1994 for the Named Officers is listed under the columns bearing those headings in the Summary Compensation Table. For each of the Named Officers, the current average compensation covered by the plans is at least 10% less than the aggregate salary and bonus set forth in the Summary Compensation Table. Current average annual compensation is $688,360 for Mr. Eichenfield, $296,380 for Mr. Hallinan, $264,501 for Mr. Roth, $187,519 for Mr. Parrinello and $184,478 for Mr. Smalis.

(2) The number of credited years of service for Messrs. Eichenfield, Hallinan, Roth, Parrinello and Smalis are 16, 22, 26, 1 and 16, respectively. To permit Mr. Eichenfield to retire at age 65 with the maximum years of service, while helping to accomplish the Corporation's objective to discourage his early retirement, Mr. Eichenfield was credited, upon execution of his employment agreement in 1992, discussed more fully below, with an additional five years of service for pension benefit calculations. In addition, he is credited for two years of service for each subsequent year of service he provides. There shall be no actuarial reduction in retirement benefits for his early retirement after age 60.

(3) To assure no loss in retirement benefits caused by his resignation from Dial to assume his position with the Corporation, Mr. Hallinan will receive retirement benefits and health insurance equal to what his retirement benefits would have been had he remained with Dial, if he is terminated (constructively or actually) other than for cause (as defined in the agreement) prior to March 1, 1998. Such benefits shall be reduced by any benefits to which he is entitled pursuant to the Dial Retirement Income Plan or the Corporation's Pension Plan.

(4) Certain provisions of the Supplemental Pension Plan become effective if there is a change in control of the Corporation.

(5) Benefits are computed on a single-life annuity basis. Benefits reflected in the above table are computed pursuant to the plan formulas currently in effect. The benefits under the Pension Plan reflect a reduction to recognize some of the Social Security benefits to be received by the employee. The
    Pension Plan also provides for the payment of benefits to an employee's surviving spouse. The amounts set forth are before any adjustment for joint and survivorship provisions, which would reduce the amounts shown in the table. Pension benefits vest after five years of service. The plans are noncontributory and provide for reduced early retirement benefits except as provided in note (2) above. Prior plan formulas provide for different benefits. Employees accruing benefits pursuant to the prior or the prior and current formulas, and participants accruing benefits under only the Pension Plan, would receive benefits different from those listed in the table above.

(6) The Internal Revenue Code of 1986, as amended (the "Code"), and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and ERISA, the Corporation has supplemental plans which authorize the payment out of general funds of the Corporation of any benefits calculated under provisions of the applicable retirement plan which may be above the limits permitted under the Code and ERISA for those officers entitled to participate in the supplemental plans. Excess benefits to be paid to Mr. Eichenfield are to be held in a Rabbi trust.

(7) The Corporation's Pension Plan now limits the years of service credited for purposes of calculating benefits to a maximum of 35 years.



                            EMPLOYMENT AGREEMENTS

    Three of the Named Officers, Messrs. Eichenfield, Hallinan and Parrinello are parties to written employment agreements with the Corporation. In addition, the Corporation has an Executive Severance Plan.

MR. EICHENFIELD

    Mr. Eichenfield has been engaged as the Chairman, President and Chief Executive Officer of the Corporation and as the Chairman, President and Chief Executive Officer of FINOVA Capital. He was engaged to serve for a three year term and thereafter from year to year, unless earlier terminated pursuant to the agreement. Mr. Eichenfield's agreement automatically renewed for an additional year and currently expires on March 17, 1996. He can be terminated for cause (as defined in the agreement) at any time. Also pursuant to the terms of the agreement, he serves as a member of the Corporation's Board of Directors, subject to reelection by the stockholders upon expiration of his term.

    Mr. Eichenfield's base compensation currently is $508,001, subject to adjustment by the Board of Directors or Executive Compensation Committee. He is entitled to participate in the Corporation's incentive, retirement, health and welfare, and other fringe benefit programs in accordance with Corporation policy, provided that the programs and benefits awarded to him are not less favorable than those in existence upon the date of his agreement. Many of those benefits are described or noted in the tables above.

    If Mr. Eichenfield is terminated (actually or constructively) in violation of his agreement, he would be entitled to receive bonus, stock option and performance-related payments at least equal to the highest of such awards during the three years preceding such termination. All stock option vestings and pension plan accruals shall continue during such three year period.

MR. HALLINAN

    Mr. Hallinan has been engaged as Senior Vice President -- General Counsel and Secretary of the Corporation. His employment is subject to termination at any time, but if terminated other than for cause (as defined in the agreement), he is entitled to retirement and insurance benefits as noted in part in the Pension Plan Table above. In addition, his awards of stock, options or similar awards shall vest and be paid to him should he be terminated other than for cause prior to March 1, 1998. His base annual salary currently is $248,358 plus his participation in the Corporation's incentive, retirement, health and welfare and other fringe benefit programs in accordance with Corporation policy, provided that the programs and benefits awarded him are not less favorable than those in existence upon the date of the agreement. Many of those benefits are described or noted in the tables above.

MR. PARRINELLO

    Mr. Parrinello has been engaged as Group Vice President -- Factoring Services of FINOVA Capital for a three year term expiring in February 1997, subject to earlier termination for cause (as defined in the agreement). His base annual salary currently is $205,250. He is also entitled to participate in the Corporation's retirement, health and welfare, other fringe benefit programs, incentive awards, options and similar plans in accordance with Corporation policy.

EXECUTIVE SEVERANCE PLAN

    All Named Officers participate in the Corporation's Executive Severance Plan. That plan entitles participants to immediate vesting and exercisability of restricted stock, performance based restricted stock, options and performance based compensation if the Corporation incurs a change in control. The plan also provides for Messrs. Eichenfield and Hallinan a lump sum payment of three times the officer's highest salary, bonus and PSIP payments if the officer is discharged without cause or, if specified events occur, or two times such salary, bonus and PSIP payments if the employee voluntarily leaves during a specified period following a change in control. The plans provide a tax gross up feature to cover the taxes the officer must pay on payments made pursuant to the plan. Benefits paid are reduced by other severance benefits paid by the Corporation. The officer is also to be credited with years of service equal to the greater of the number needed to assure vesting under the retirement plans or the number of year's salary paid under the severance plan. Messrs. Roth, Parrinello and Smalis also participate in the executive severance plan with the same terms as described above, except that they shall be paid only a lump sum of two times their highest annual salary, bonus and PSIP payments.

    Pursuant to his employment agreement, Mr. Hallinan is also entitled to severance benefits if Mr. Eichenfield ceases to be the Chairman and Chief
Executive Officer of the Corporation and, as a result, Mr. Hallinan is terminated (constructively or actually) from his current duties. In that event, he is entitled to receive a lump sum of three times the sum of his highest annual salary plus the largest aggregate annual incentive payments, pension and other benefits which he has received during that measurement period.

    Notwithstanding anything to the contrary set forth in any of the Corporation's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

                   EXECUTIVE COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

    The Executive Compensation Committee (the "Compensation Committee"), comprised entirely of independent directors, exercises all of the powers of the Board in the authorization and approval of the compensation of executive officers of the Corporation and its subsidiaries including awards to those officers under various incentive plans. In connection with those duties, the Compensation Committee administers and approves awards under the Corporation's 1992 Stock Incentive Plan. The Compensation Committee makes every effort to assure that the compensation program is consistent with the Corporation's values and furthers its business strategy.

OVERALL OBJECTIVES

    The Compensation Committee has developed an executive compensation program to meet the following objectives:

    * Rewarding performance that adds stockholder value.

    * Attracting, retaining and motivating key employees with competitive compensation opportunities.

    * Emphasizing "pay for performance" by placing a substantial portion of compensation at risk.

    * Building and encouraging ownership of Corporation stock by key executives.

    * Balancing short-term and long-term strategic goals.

    * Addressing the concerns of stockholders, employees, the financial community and the general public.

    The following discussion describes how the various components of the Corporation's executive compensation program meet these objectives.

EXECUTIVE COMPENSATION GENERALLY

    The Compensation Committee reviews executive officers' salaries each year. Salary increases depend upon individual performance, responsibilities, the Corporation's financial performance and median salary levels at comparator companies, as discussed below. In August 1994, the Corporation's independent compensation consultant prepared competitive studies of the Corporation's executive compensation program, comparing the Corporation to 17 similar financial services companies. Approximately two-thirds of those companies are included in the Standard & Poor's Financial Index. The Corporation uses that index to set its performance criteria for its Management Incentive Plan ("MIP") and performance-based restricted stock awards. Because the Compensation Committee believes the selected comparators more closely reflect the Corporation's competitors for executive talent than do those companies appearing in the broader index, it uses the comparator group in evaluating compensation levels.

TOTAL COMPENSATION

    In August 1994, the Compensation Committee set targeted total compensation levels for the executive officers at approximately the 75th percentile of the compensation of the comparator corporations, adjusted for size in light of the Corporation's and executives' respective performance. The Corporation's executive officers generally receive a larger percentage of their compensation "at risk" and in the form of long-term compensation than their counterparts at the comparator companies. This helps reward performance that adds stockholder value.

BASE SALARY

    In August of 1994, the Compensation Committee adjusted the base salary levels for the Corporation's executive officers to approximately the 50th percentile of the comparator group for executive officers, after adjusting for size differences among the companies. Those adjustments accounted for both annual salary adjustments and job scope adjustments. Annual salary adjustments were based on the factors listed above. Job scope adjustments were based on changes in responsibilities as a consequence of integrating acquisitions.

ANNUAL INCENTIVES

    The Corporation's cash bonus plan (MIP) rewards key employees for meeting annual goals. The Compensation Committee carefully reviews and approves performance targets under the plan to make certain they are both challenging and consistent with stockholder-value improvement. For the Corporation, these targets currently relate to net income from continuing operations available for common and preferred stock dividends (30%), earnings per share from continuing operations (60%) and total stockholder return (10%). The Compensation Committee determines final awards after receiving recommendations from the Chief Executive Officer. In 1994, the Corporation's performance exceeded the maximum performance goals established.

    For executive officers whose MIP awards are based in whole or in part on the performance of FINOVA Capital, its 1994 targets were changed in 1994 to focus attention more specifically on FINOVA Capital's net income, portfolio quality and asset growth. Targets relate to after tax net income from continuing operations available for common and preferred stock dividends (50%), the level of non-earning assets (25%) and ending funds employed (25%). FINOVA Capital's performance in 1994 exceeded the maximum performance goals established.

LONG-TERM INCENTIVES

    The Corporation provides long-term incentives using stock options, performance-based restricted stock and cash compensation awarded pursuant to performance share incentive plans ("PSIPs"). Through these vehicles, the Company has maximum flexibility for both focusing top management on specific long-term goals and building executive stock ownership.

    Stock options give executives an opportunity to buy an equity interest in the Corporation. Moreover, because the options' value depends directly on the appreciation of the Shares' value, the executives and stockholders benefit similarly from any appreciation, and their interests are aligned. The Compensation Committee has the authority to grant options to key executives and makes every effort to balance the dilution and motivational effects. All options have been issued with the exercise price at the fair market value of the Corporation's stock on the date of grant or for a higher exercise price, as discussed more fully below.

    The Compensation Committee may also grant restricted shares to key executives and has chosen to grant only performance-based restricted shares since the Spin-Off. Like stock option grants, these grants build management ownership and align the interests of executives with those of stockholders. In addition, performance-based restricted shares serve as a retention device, since the shares do not completely vest until after five years. Furthermore, annual vesting has been directly linked to the Corporation's stock performance as compared to market performance; e.g., if the stock underperforms the market, no vesting occurs for that year's portion of all such grants made since August 25, 1992.

    Finally, PSIPs focus management on other important long-term goals in addition to share price appreciation. For the Corporation's 1994-1996 plan, these goals related to earnings per share (50%) and net income (50%), both from continuing operations. For executive officers whose PSIP awards are based in whole or in part on the performance of FINOVA Capital, its 1994-96 plan goals related to net income (50%) and return on average equity (50%). The performance period for PSIPs is three years. Final award sizes and eligibility are reviewed by the Compensation Committee which has discretion to adjust the awards within preestablished parameters if circumstances so warrant.

    Option, performance-based restricted stock and PSIP grants in 1994 were made after reviewing competitive data prepared by an outside consultant, past practice with respect to the levels of compensation for those executives, including with prior employers as appropriate, and recommendations of senior management. In August 1994, the Compensation Committee awarded multi-year stock option grants to key executive officers in an effort to further align the executives' interests with those of the Stockholders for a long-term increase in Share price. Grants were not made to those executives who received multi-year awards in 1993. The multi-year awards were intended to be in lieu of future option awards anticipated for those officers during those years. The exercise price was at the fair market value of the stock at the grant date for the first year's grant (1994), with a premium of 12.5% share price increase each year thereafter. The premium requires that management create increasing value for all shareholders for the options to have value.

    With regard to the possible disallowance of federal income tax deductions on executive compensation amounts in excess of $1 million per year, the Compensation Committee believes that under the transition regulations proposed by the Internal Revenue Service no compensation was paid in 1994 or will be paid in 1995 which would be non-deductible as a result of those changes in the federal income tax laws. The Compensation Committee determined, after consultation with its independent compensation consultants, that to the extent that long term performance plans created in 1995 might impact the deductibility of compensation paid in future years, the Corporation would be better served by maintaining flexibility in its ability to adjust those plans, rather than attempt to conform them to the exemption's requirements. Thus, the Compensation Committee decided to forego the exemption with respect to cash compensation plans adopted in 1995. The Compensation Committee, however, further determined to review its position with respect to this exemption each year.

    To help address the first four overall objectives noted above, the Compensation Committee recommended to the Board, which subsequently approved, stock ownership guidelines for senior management and directors of the Corporation. Persons subject to the guidelines are encouraged to assure that over a period of four years and thereafter their ownership of the Corporation's stock and options reaches targeted levels based on the person's level of responsibilities and compensation. The failure to achieve such ownership levels could, in the Board's discretion, preclude the executive from receipt of future awards under the 1992 Stock Incentive Plan.

CEO COMPENSATION

    The Compensation Committee determines Mr. Eichenfield's total compensation as noted above, based on the Corporation's performance, his individual performance, median compensation levels, the desire to retain him and the terms of his employment agreement. Mr. Eichenfield's salary and the short-term and long-term incentives granted to him reflect the leadership he has provided since the Corporation's Spin-Off. The Corporation reported record earnings in 1992 and 1993 and almost doubled them again in 1994, increasing income from continuing operations in 1994 to $74.3 million from $37.3 in 1993, and earnings per share from $1.77 to $2.94. Shareholder return outpaced both the Standard & Poor's 500 Index and its Financial Index in 1994. The Corporation achieved a 13.9% return, while the S&P 500 increased only 0.49% and the Financial Index fell by 3.63%.

    At the same time, Mr. Eichenfield has positioned the Corporation for continued success. In 1994, the Corporation successfully concluded the two strategic acquisitions of Ambassador Factors and TriCon Capital. Outstanding Shares were increased approximately 40% as a result of a successful equity offering. Non-accruing assets declined as a percentage of funds employed each year, finishing 1994 at 2.9% of ending funds employed and securitizations. With the acquisitions noted above, other changes implemented in 1993 and the continued winding down of European operations, the Corporation is more effectively deploying its funds in the long-term interests of the Corporation and its stockholders. Those factors known in August 1994 were subjectively evaluated in determining to target Mr. Eichenfield's total compensation near the 75th percentile of total compensation as paid to chief executives of comparator companies, adjusted for size. Approximately two-thirds of Mr. Eichenfield's targeted total compensation is placed "at risk," by tying it to performance goals or the Corporation's Share price. In contrast, the comparator companies' chief executives had on average less than half of their compensation at risk.

    The Compensation Committee believes Mr. Eichenfield will continue providing outstanding leadership to the Corporation. It will work with him to assure that the executive compensation program meets the strategic goals of the Corporation as well as the overall objectives discussed above.

                                James L. Johnson, Chairman
                                G. Robert Durham
                                Robert P. Straetz
                                John W. Teets
                                  Members, Executive
                                  Compensation Committee

   (The following descriptive data is supplied in accordance with Rule 304(d)
                               of Regulation S-T)



                               PERFORMANCE GRAPH
                         Comparison of Cumulative Total
       Return Among the Corporation, Standard & Poor's ("S&P") 500 Index
                         and S&P Financial Index(1)(2)


                      3/19/92     6/30/92   9/30/92   12/31/93   3/31/93   6/30/93  9/30/93   12/31/93  3/31/94   6/30/94   9/30/94
                      -------     -------   -------   --------   -------   -------  -------   --------  -------   -------   -------
Corporation            99.44       93.89     96.22     108.73    129.58    139.54    137.48    135.98    149.72    158.24    169.76
S&P 500                98.47      100.38    103.55     109.38    113.47    114.01    116.95    119.55    115.15    115.64    121.58
S&P Financial          98.51      103.93    105.59     120.63    132.73    134.87    144.13    133.94    128.10    135.66    133.45


                     12/31/94      1/31/95
                     --------      -------
Corporation           152.24       158.56
S&P 500               121.27       124.51
S&P Financial         129.30       137.55


                      COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

    In conjunction with the Spin-Off, certain contractual arrangements were created between Dial and the Corporation and its subsidiaries. Those arrangements, most of which are for a limited duration, provide among other things for (i) the orderly separation of the Corporation from Dial; (ii) the provision by Dial of certain interim services, including tax services, to the Corporation (at an approximate annual cost of $930,000 in 1994); (iii) a sublease of the space currently used by the Corporation as its principal executive office (at an approximate annual rent of $1,616,000 until 1996 and $1,806,000 for five years thereafter); and (iv) the allocation of certain tax liabilities and benefits. Two of the Corporation's directors, Messrs. Teets and Lemon, are executive officers of Dial and Mr. Teets is also a director of that company.

    Mr. Straetz served as a director of Fleet Mortgage Corporation. In 1994, the Corporation acquired Ambassador Factors Corporation, also known as Fleet Factors Corp., from an affiliate of Fleet Mortgage Corp.

    Messrs. Eichenfield and Smith serve as directors of Ventana Corporation ("Ventana"), which markets interactive computer systems software and services. Prior to the Spin-Off, FINOVA Capital purchased 100,000 shares of Ventana's preferred stock for $1,000,000, which constitutes all of the outstanding preferred stock of Ventana. Such shares are convertible into common stock of Ventana, and would constitute 14.5% of the outstanding common shares. In addition, FINOVA Capital has granted Ventana a $1,000,000 principal amount line of credit, none of which was outstanding on the Record Date. The line of credit to Ventana was granted prior to the Spin-Off. It was made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The line of credit does not appear to involve more than the normal risk of collectibility or present other unfavorable features.

    The law firm of O'Connor, Cavanagh, Anderson, Westover, Killingsworth & Beshears has provided certain legal services to the Corporation on a continuing basis. Ms. Tancer is of counsel to that firm, but is not an equity- owner thereof. The arrangements with that firm are believed to be competitive with the terms charged by other law firms providing services to the Corporation and its subsidiaries.

                              AMENDMENT OF 1992
                             STOCK INCENTIVE PLAN

                                 INTRODUCTION

    The Board of Directors, all but one of whom are non-employee directors, has helped to successfully guide the Corporation to record levels of earnings and strength during its first three years as a public company. Service as a director for the Corporation requires significant demands on a director's time due to the complexity and breadth of the Corporation's operations. In addition, the Board of Directors desires to continually align its interests with those of the stockholders. After receiving a report by the Corporation's compensation consultants regarding competetive levels of director compensation, the Board voted to recommend to the stockholders that they approve an increase in the annual grant to non-employee directors of stock options from 1,000 shares to 1,500 shares. This increase would enable those directors to purchase, at the fair market value of the Shares on the date of the option grant, an additional 500 Shares per year, as discussed more fully below.

    The proposed resolution is as follows:

    RESOLVED, that the officers of this Corporation shall submit to the Stockholders for approval at the next Annual Meeting of Stockholders of this Corporation a proposal to amend the first sentence of Section 13(a) of the Corporation's 1992 Stock Incentive Plan (the "1992 Plan") to read as follows [changed language appears in boldfaced type]:

        (a) Each director of the Company who is not otherwise an employee of the Company or any Affiliate from and after February 28, 1992 shall, on the third Thursday of August during such director's term, automatically be granted Non-Qualified Stock Options to purchase 1,000 shares of Common Stock having an exercise price per share equal to 100% of the Fair Market Value of the Common Stock at the date of grant of such Non-Qualified Stock Option; EFFECTIVE IN 1995 AND THEREAFTER, SUCH ANNUAL GRANTS OF NON- QUALIFIED STOCK OPTIONS SHALL PERMIT EACH SUCH DIRECTOR TO PURCHASE 1,500 SHARES OF COMMON STOCK ON THE SAME TERMS AS NOTED IN THIS SECTION.

                         DESCRIPTION OF THE 1992 PLAN

    The 1992 Plan was adopted by the Board and approved and ratified by the Stockholders in connection with the Spin-Off. The Board believes the 1992 Plan helps the Corporation attract, retain and provide appropriate incentives for directors, management and all employees. The description of the 1992 Plan set forth herein is qualified in its entirety by reference to the text of the 1992 Plan, which is available at no charge upon request at the address set forth above.

GENERAL.

    The 1992 Plan authorizes the granting of stock options, restricted stock and SAR's to participants selected by the Compensation Committee, which administers the 1992 Plan. The total number of Shares available for grant in each year of the 1992 Plan shall generally be 21/2% of the total number of outstanding Shares on the first day of the year for which the plan is in effect, with certain exceptions stated in the plan. The participants include directors, officers and employees of the Corporation and its subsidiaries and affiliates designated by the Compensation Committee. Non-employee directors of the Corporation only participate pursuant to automatic grants under a specified formula discussed above plus a similar automatic grant of options to purchase 2,000 Shares upon first becoming elected as a director. The proposed amendment will increase that automatic annual grant to enable the non-employee director to purchase an additional 500 shares per year at the fair market value on the grant date. The Corporation currently has 8 directors (one of whom is also an executive), and approximately 950 employees.

ADMINISTRATION.

    The 1992 Plan requires that the Compensation Committee consist of at least two directors who are "disinterested persons," as such term is used in SEC Rule 16b-3. One way to help assure that the administrators remain "disinterested" is to provide that the only way for them to participate in the 1992 Plan is pursuant to an automatic grant, such as the one under consideration with this amendment.

    Subject to the limitations of the 1992 Plan, the Compensation Committee is authorized to (i) select participants in the 1992 Plan, (ii) determine whether and to what extent awards are to be made, (iii) determine the number of Shares to be covered by each award, (iv) determine the terms of any award, (v) adjust the terms of any award, (vi) determine the extent to which payments may be deferred and (vii) determine whether awards may be settled in cash or shares. The Compensation Committee also has authority to adopt, alter and repeal administrative rules, guidelines and practices and to interpret the terms of the 1992 Plan and any award issued thereunder, to delegate certain decisions to officers and to otherwise supervise the administration of the 1992 Plan.

AMENDMENT AND TERMINATION.

    The Board or Compensation Committee may amend or discontinue the 1992 Plan and may amend outstanding awards as they deem advisable, but no such change may be made without Stockholder approval to the extent such approval is required by law or agreement. No such change may impair the rights of participants under outstanding awards without consent of the affected participants (except for changes made to comply with SEC Rule 16b-3) and no such change can be made that would disqualify the plan from that exemption.

    The  1992  Plan  will   terminate  on  December  31,  2002  unless   earlier
discontinued by the Corporation. Outstanding awards on the date of termination shall not be impaired by that termination.

OPTIONS AND SARS.

    The  exercise  price of options  and SARs  shall be set by the  Compensation
Committee, which price shall not be less than the fair market value of the Shares on the date of grant, except for awards granted in connection with the Spin-Off, which were converted to preserve the then-current market values existing in those awards. The fair market value of the Shares at the closing of the New York Stock Exchange on the Record Date was $32.375.

    SARs may be awarded, in the Compensation Committee's discretion, in tandem with options. An SAR entitles the holder to a cash payment of the difference between the current market value of Shares on the date of exercise and the exercise price of the tandem options, multiplied by the number of SARs exercised.

    The Compensation Committee has discretion to award incentive stock options pursuant to Section 422 of the Internal Revenue Code. No action or interpretation of the 1992 Plan or any incentive stock option award shall be permitted if it would disqualify the awards under that section.

EXERCISABILITY OF OPTIONS AND SARS.

    Options and SARs become fully exercisable upon a change in control, as defined in the 1992 Plan (generally upon the acquisition by a person or affiliated group of at least 20% of the Corporation's shares or other voting power, with certain exceptions specified in the 1992 Plan). In that event, a participant also has a 60 day period in which to surrender options for their cash value. If a participant's employment is terminated for cause, the option or SAR generally terminates at that time. If employment terminates other than for cause, death, disability or retirement, the options or SARs generally must be exercised within three months of the termination date. For termination due to retirement or disability, a participant generally will have three years to exercise the options or SARs. Death generally extends exercisability for 12 months. In all cases, these exercisability periods run no longer than the scheduled expiration of the option or SAR, or the stated period, whichever is shorter. The Compensation Committee has discretion generally to accelerate vesting and to extend such expiration dates.

    Participants generally may not transfer or encumber options or SARs other than (i) by will or the laws of descent or distribution or (ii) pursuant to a qualified domestic relations order. Options and SARs are exercisable only by the participant during his or her lifetime or by a legal guardian or permitted transferee.

RESTRICTED STOCK

    The Compensation Committee shall determine the appropriate period restricting the participant's right to sell, assign or otherwise encumber Shares of restricted stock. Subject to those restrictions on transfer and any other conditions imposed by the Compensation Committee, the participant enjoys all of the other rights of a Stockholder, including the right to receive dividends and to vote the Shares. The Compensation Committee has the authority to require that dividends on those Shares be reinvested in additional Shares until the restricted period lapses and the Shares vest. At that time, the Shares become freely tradable without restriction. Upon termination of employment, unvested restricted stock generally is forfeited unless the Compensation Committee determines otherwise. Upon a change in control, as noted above, the restrictions lapse immediately.

RESTRICTIONS ON TRANSFER

    Restrictions are imposed on participants subject to Section 16 of the Securities Exchange Act of 1934 and SEC Rule 144. These restrictions include limitations on vesting periods, the number of Shares which can be sold and restrictions on trading in Shares within six months of certain purchases or sales of Shares. Persons subject to such rules are urged to seek appropriate legal guidance on compliance with such rules prior to entering into any transactions involving Shares.

FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes the U.S. federal income tax consequences of the 1992 Plan, based on current statutes, regulations and interpretations. This description is not intended to address specific tax consequences applicable to individual participants who receive plan benefits or special rules that may apply to directors and executive officers of the Corporation.

    Stock Options. No income will be recognized by the holder and the Corporation will not be entitled to a deduction at the time of grant of either non-qualified or incentive stock options.

    On exercise of a non-qualified stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price will be taxable to the holder as ordinary income and, subject to satisfying applicable withholding requirements and any deduction limitation under Section 162(m) of the Internal Revenue Code, deductible by the Corporation. The subsequent disposition of shares acquired upon exercise of a non-qualified stock option will ordinarily result in a capital gain or loss.

    On exercise of an incentive stock option, the holder will not recognize any income and the Corporation will not be entitled to a deduction. However, for purposes of the alternative minimum tax, the exercise of an incentive stock option may result in an alternative minimum tax liability.

    The disposition of shares acquired on exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of those shares within two years after the date of grant or one year after the date of exercise (a "disqualifying disposition"), the holder will recognize ordinary income in the amount of the excess of the fair market value of the shares on the exercise date over the option exercise price (or in certain circumstances the gain on sale, if less). Any gain not treated as ordinary income in the manner described in the preceding sentence will generally be capital gain. Subject to any deduction limitation under Section 162(m) of the Internal Revenue Code, the Corporation will be entitled to a deduction equal to the amount of ordinary income recognized by a holder.

    If an option is exercised through the use of shares previously owned by the holder, that exercise generally will not be considered a taxable disposition of the previously owned Shares, and thus no gain or loss will be recognized with respect to those shares upon exercise. Instead, there is a carryover basis in the new shares. Also, if the option is an incentive stock option, and the previously owned shares were acquired on the exercise of an incentive stock option or other tax-qualified stock option, and the holding requirement for those shares is not satisfied by that time, such use will constitute a disqualifying disposition of the previously owned shares, resulting in the recognition of ordinary income (but under proposed Treasury Regulations not any additional capital gain) in the amount described above.

    Stock Appreciation Rights. The amount of cash (or the fair market value of any Shares) received on the exercise of an SAR under the 1992 Plan will be includable in the employee's ordinary income and, subject to applicable withholding requirements and Section 162(m), noted above, deductible by the Corporation.

    Restricted Stock. Under Section 83(b) of the Internal Revenue Code, an employee may elect to include in ordinary income, as compensation at the time restricted stock is first issued, the excess of the fair market value of such shares at the time of issuance over the amount paid, if any, by the employee for such shares. The employee making such an election must send a copy of the
Section 83(b) election form to the employer. Unless a section 83(b) election is made, no taxable income will generally be recognized by the recipient of restricted stock until the shares are no longer subject to the restrictions or the risk of forfeiture. When either the restrictions or the risk of forfeiture lapses, the employee will recognize ordinary income and, subject to the applicable withholding limits and Section 162(m) limits, the Corporation will be entitled to a deduction in the amount equal to the excess of the fair market value of the shares on the date of lapse over the amount paid, if any, by the employee for the shares. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock prior to the lapse of any restrictions or risk of forfeiture will be included in the employee's ordinary income as compensation at the time of receipt.

    Effect on Earnings. Currently, neither the grant nor the exercise of an option or SAR will result in any charge to pretax earnings. Grants of restricted stock result in a charge to pretax earnings over the restriction period for the fair market value of the stock at the date of issuance. On June 30, 1993, the Financial Accounting Standards Board ("FASB") issued an exposure draft of a proposed Statement of Financial Accounting Standards, "Accounting for Stock-Based Compensation." Under the proposed statement, compensation cost would be recognized for virtually all stock-based compensation arrangements and would be measured on the date of grant. The FASB is currently redeliberating its decisions proposed in the 1993 exposure draft, and has indicated that issuers probably will be permitted to choose either to expense the option grants immediately or to disclose in a footnote what that expense would have been. It is not known when further pronouncements, if any, will be made by the FASB.



                                PLAN BENEFITS
                          1992 STOCK INCENTIVE PLAN

    The following table shows the awards made in 1994 to the persons listed, assuming that the amendment would have been in place at the beginning of that year. The actual awards of stock options to the non-executive directors was 1,000, rather than 1,500, Shares each.



                                                       PERFORMANCE-BASED
                                   OPTIONS/SARS       RESTRICTED STOCK(1)
               NAME                     (#)                 (#)
               ----               ---------------    ----------------------
Mr. Eichenfield                             0               27,055
Mr. Hallinan                                0                4,654
Mr. Roth                               12,000                1,840
Mr. Parrinello                         12,500                1,500
Mr. Smalis                             12,000                1,840
All Executive Officers                108,546               58,198
All Non-Executive Directors            10,500                    0
     All Employees, Excluding         530,420               43,962
        Executive Officers
- ----------

(1) Represents amounts awarded to such individuals in 1994 at target levels of performance plus additional vestings from prior years above target levels. As noted in footnote 4 to the Summary Compensation Table, the actual amounts of shares to be awarded can vary from 0 to 170% of the target level, depending on the Corporation's performance.

    The affirmative vote of a majority of the Shares voting in person or by proxy at the meeting is required to approve the proposed amendment, provided a quorum exists.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE CORPORATION'S 1992 STOCK INCENTIVE PLAN.

                      SELECTION OF INDEPENDENT AUDITORS

    The following resolution concerning the appointment of independent auditors is expected to be offered at the meeting:

    RESOLVED, that the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation and its subsidiaries for the fiscal year 1995 is hereby ratified.

    Deloitte & Touche LLP has audited the accounts of the Corporation since its organization and of its subsidiaries for many years. That firm has been appointed by the Board of Directors of the Corporation, upon recommendation of the Corporation's Audit Committee, as the Corporation's independent auditors for 1995. It is expected that a representative of Deloitte & Touche LLP will attend the meeting, respond to appropriate questions and be afforded the opportunity to make a statement.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE CORPORATION'S INDEPENDENT AUDITORS FOR 1995.

                              VOTING PROCEDURES

    The election of directors will be effective upon receiving approval of a plurality of the Shares present and voting in person or by proxy in the respective matter, provided a quorum exists. As noted above, approval of the amendment to the 1992 Plan will be effective upon approval of a majority of the Shares present and voting in person or by proxy at the meeting, provided a quorum exists. A quorum is present if at least a majority of the outstanding shares on the Record Date (13,809,348 Shares) are present in person or by proxy. All matters other than the election of directors submitted to stockholders at the meeting shall be decided by a majority of the votes cast with respect thereto provided a quorum exists, except as otherwise provided by law or the Corporation's Certificate of Incorporation or Bylaws. Failures to vote and broker non-votes will not count towards determining any required plurality or majority or the presence of a quorum. Stockholders and brokers returning proxies but affirmatively abstaining from voting on a proposition, and stockholders attending the meeting but who do not vote on a proposition, will count towards the presence of a quorum and will be counted towards determining the required plurality or majority for approval of that proposition.

    The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as noted in this proxy statement. Proxies may be revoked as noted in "General Information" above.

                            CORPORATE NAME CHANGE

    As noted above and in the Corporation's annual report, the Corporation's name was changed to The FINOVA Group Inc. on February 1, 1995. The Corporation's Shares continue to be listed on the New York Stock Exchange and are now traded under the symbol "FNV." The Corporation's Share price and trading information can be found in stock reports typically under the heading "FinovaGp". Similarly, the name of the Corporation's principal operating subsidiary, Greyhound Financial Corporation, was changed on that date to FINOVA Capital Corporation. Its debt listed on the New York Stock Exchange trades under the symbol "FNVA 02."

NO CHANGE TO OUTSTANDING STOCK CERTIFICATES

    Even though the Corporation's name has changed, each outstanding share certificate of the Corporation's common stock will continue to represent the same number of shares of The Finova Group Inc. The Corporation will continue to honor such certificates, even though they bear the name "GFC Financial Corporation." Accordingly, IT WILL NOT BE NECESSARY FOR STOCKHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR ONES WITH THE NEW CORPORATE NAME. Transfer instructions in either name will be honored.

                     SUBMISSION OF STOCKHOLDER PROPOSALS

    From time to time, stockholders seek to present proposals which may be proper subjects for inclusion in the Proxy Statement and form of proxy for consideration at the Annual Meeting of Stockholders. To be included in the proxy statement or considered at an annual or any special meeting, proposals must be submitted on a timely basis in addition to meeting other legal requirements for inclusion. Proposals for the 1996 Annual Meeting of Stockholders must be received by the Corporation no later than November 25, 1995, for possible inclusion in the proxy statement, or between February 10, 1996 and March 1, 1996, for possible consideration at the meeting, which is expected to take place on Thursday, May 9, 1996. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation.

    A COPY OF THE CORPORATION'S 1994 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO SHAREHOLDER SERVICES, THE FINOVA GROUP INC., 1850 NORTH CENTRAL AVENUE, P.O. BOX 2209, PHOENIX, ARIZONA 85002-2209.

                                OTHER BUSINESS

    The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

                                By order of the Board of Directors.


                                W. J. HALLINAN
                                Senior Vice President --
                                General Counsel and Secretary


    -------------------------------------------------------------
                PLEASE VOTE -- YOUR VOTE IS IMPORTANT
    -------------------------------------------------------------





                             The FINOVA Group Inc.

                         PROXY/VOTING INSTRUCTION CARD

                             THE FINOVA GROUP INC.
        c/o Harris Trust & Savings Bank, P.O. Box 830, Chicago, IL 60690

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints G. Robert Durham, L. Gene Lemon, and Kenneth R. Smith, and each of them, to have all the powers hereunder, including full power of substitution, as Proxies for the undersigned to vote, as indicated below, at the Annual Meeting of Stockholders of The FINOVA Group Inc. (the "Corporation") to be held on Thursday, May 11, 1995, and at any adjournment or adjournments thereof, all shares of stock which the undersigned is entitled to vote, with all voting rights the undersigned would have if personally present. This card also provides voting instructions (for shares held for the account of the undersigned, if any) to the respective trustees of the Corporation's Savings Plan and Employee Stock Ownership Plan and The Dial Corp 401(k) plans.

               PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND
          RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                            PLEASE MARK VOTE IN OVAL
                  IN THE FOLLOWING MANNER USING DARK INK ONLY.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no marking is made, this proxy will be deemed to be a direction to vote FOR proposals 1, 2 and 3, unless otherwise determined by the Board of Directors or the Proxies.

The Board of Directors recommends a vote FOR:
1.       Election of directors whose terms expire in 1998:
         Samuel L. Eichenfield, James L. Johnson, John W. Teets.

                           FOR ALL
FOR      WITHHOLD          EXCEPT
/ /        / /              / /

- ----------------------------------------
Nominee Exception

2. Amendment of the Corporation's 1992 Stock Incentive Plan to increase the annual grant of options to non-employee directors to 1,500 shares.

FOR      AGAINST           ABSTAIN
/ /        / /               / /


3. Ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Corporation for 1995.

FOR      AGAINST           ABSTAIN
/ /        / /               / /

                                      Please sign exactly as name appears at
                                      left. When shares are held by joint
                                      tenants, both should sign. When signing
                                      as attorney, executor, administrator,
                                      trustee or guardian, please give full
                                      title as such. If a corporation, please
                                      sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                      Dated                            , 1995
                                           ----------------------------

Signature
          -------------------------------------------------------

Signature
          -------------------------------------------------------

(Please mark address changes above.)
/ / MULTIPLE STOCKHOLDER PUBLICATIONS. Please check here to stop mailings of stockholder publications for this account, since multiple copies come to this address.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS